Kohl's Corporation Reports Third Quarter Financial Results

MENOMONEE FALLS, Wis.--(BUSINESS WIRE)--November 13, 2014-- Kohl’s Corporation (NYSE:KSS). Kohl’s Corporation today reported results for the quarter and year-to-date period ended November 1, 2014.

	Quarter			Year to Date
($ in millions)	2014	2013	Change	2014	2013	Change
Sales	$4,374	$4,444	(1.6)%	$12,686	$12,932	(1.9)%
Comparable store sales	(1.8)%	(1.6)%	-	(2.2)%	(0.9)%	-
Net income	$142	$177	(20)%	$498	$555	(10)%
Diluted earnings per share	$0.70	$0.81	(14)%	$2.43	$2.51	(3)%

Dividend
On November 12, 2014, Kohl's Board of Directors declared a quarterly cash dividend on the Company's common stock of $0.39 per share. The dividend is payable December 24, 2014 to shareholders of record at the close of business on December 10, 2014.

Store Update
Kohl’s ended the quarter with 1,163 stores in 49 states, compared with 1,158 stores at the same time last year. During the quarter, the Company opened stores in three new locations and reopened one store which had closed in the first quarter for a complete re-build.

Third Quarter 2014 Earnings Conference Call
Kohl's will host its quarterly earnings conference call at 8:30 am ET on November 13, 2014. The phone number for the conference call is (800) 230-1059. Replays of the call will be available for 30 days by dialing (800) 475-6701.  The conference ID for both the live call and the replay is 338567. The conference call and replays are also accessible via the Company's web site at http://www.kohlscorporation.com/InvestorRelations/event-calendar.htm.

Cautionary Statement Regarding Forward-Looking Information
This press release contains “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. Kohl's intends forward-looking terminology such as “believes,” “expects,” “may,” “will,” “should,” “anticipates,” “plans,” or similar expressions to identify forward-looking statements. Such statements are subject to certain risks and uncertainties, which could cause Kohl's actual results to differ materially from those anticipated by the forward-looking statements. These risks and uncertainties include, but are not limited to, those described in Item 1A in Kohl's Annual Report on Form 10-K, which is expressly incorporated herein by reference, and other factors as may periodically be described in Kohl's filings with the SEC.

About Kohl's
Kohl’s (NYSE: KSS) is a leading specialty department store with 1,163 stores in 49 states. With a commitment to inspiring and empowering families to lead fulfilled lives, the company offers amazing national and exclusive brands, incredible savings and inspiring shopping experiences in-store, online at Kohls.com and via mobile devices. Committed to its communities, Kohl’s has raised more than $257 million for children’s initiatives nationwide through its Kohl’s Cares® cause merchandise program, which operates under Kohl's Cares, LLC, a wholly-owned subsidiary of Kohl's Department Stores, Inc.  For additional information about Kohl’s philanthropic and environmental initiatives, visit www.Kohls.com/Cares. For a list of store locations and information, or for the added convenience of shopping online, visit www.Kohls.com.

Connect with Kohl’s:
Facebook (http://www.facebook.com/Kohls)
Twitter (http://twitter.com/Kohls)
Google+ (http://plus.google.com/+Kohls)
Pinterest (http://pinterest.com/Kohls)
Instagram (http://instagram.com/Kohls)

Contacts
Investor Relations:
Wes McDonald, Senior Executive Vice President and Chief Financial Officer, (262) 703-1893

Media:
Bevin Bailis, SVP, PR and Communications, (262) 703-1464

KOHL'S CORPORATION
CONSOLIDATED STATEMENTS OF INCOME
(In Millions, except per share data)
(Unaudited)

	Three Months Ended		Nine Months Ended
	November 1, 2014	November 2, 2013	November 1, 2014	November 2, 2013
Net sales	$4,374	$4,444	$12,686	$12,932
Cost of merchandise sold	2,746	2,778	7,908	8,063

Gross margin	1,628	1,666	4,778	4,869

Operating expenses:
Selling, general, and administrative	1,097	1,073	3,078	3,071
Depreciation and amortization	227	228	665	665

Operating income	304	365	1,035	1,133

Interest expense, net	85	84	255	251

Income before income taxes	219	281	780	882
Provision for income taxes	77	104	282	327

Net income	$142	$177	$498	$555

Basic net income per share	$0.70	$0.82	$2.44	$2.53
Average number of shares	202	216	204	219

Diluted net income per share	$0.70	$0.81	$2.43	$2.51
Average number of shares	203	218	205	221

As a percent of net sales:
Gross margin	37.2%	37.5%	37.7%	37.7%
Selling, general and
administrative expenses	25.1%	24.1%	24.3%	23.7%
Operating income	6.9%	8.2%	8.2%	8.8%
Net income	3.2%	4.0%	3.9%	4.3%

KOHL'S CORPORATION
CONSOLIDATED BALANCE SHEETS
(In Millions)
(Unaudited)

	November 1, 2014	November 2, 2013
Assets
Current assets:
Cash and cash equivalents	$631	$598
Merchandise inventories	4,973	4,959
Income tax receivable	52	—
Deferred income taxes	125	147
Other	297	283

Total current assets	6,078	5,987

Property and equipment, net	8,671	8,925
Other assets	298	333

Total assets	$15,047	$15,245

Liabilities and Shareholders' Equity
Current liabilities:
Accounts payable	$2,384	$2,261
Accrued liabilities	1,162	1,198
Income taxes payable	—	41
Current portion of capital lease
and financing obligations	109	141

Total current liabilities	3,655	3,641

Long-term debt	2,793	2,792
Capital lease and financing obligations	1,886	1,950
Deferred income taxes	336	390
Other long-term liabilities	572	548
Shareholders' equity	5,805	5,924

Total liabilities and shareholders' equity	$15,047	$15,245

KOHL'S CORPORATION
CONSOLIDATED STATEMENTS OF CASH FLOWS
(In Millions)
(Unaudited)

	Nine Months Ended
	November 1, 2014	November 2, 2013
Operating activities
Net income	$498	$555
Adjustments to reconcile net income to net cash
provided by operating activities:
Depreciation and amortization	665	665
Share-based compensation	38	41
Excess tax benefits from share-based compensation	(2)	(3)
Deferred income taxes	(37)	(1)
Other non-cash revenues and expenses	19	30
Changes in operating assets and liabilities:
Merchandise inventories	(1,093)	(1,204)
Other current and long-term assets	(1)	11
Accounts payable	1,019	954
Accrued and other long-term liabilities	(1)	79
Income taxes	(175)	(113)

Net cash provided by operating activities	930	1,014

Investing activities
Acquisition of property and equipment	(561)	(465)
Sales of investments in auction rate securities	59	1
Other	6	13

Net cash used in investing activities	(496)	(451)

Financing activities
Treasury stock purchases	(549)	(549)
Shares withheld for taxes on vested restricted shares	(17)	(13)
Dividends paid	(239)	(229)
Proceeds from issuance of debt	—	300
Proceeds from financing obligations	5	—
Capital lease and financing obligation payments	(87)	(87)
Proceeds from stock option exercises	111	77
Excess tax benefits from share-based compensation	2	3
Deferred financing costs	—	(4)

Net cash used in financing activities	(774)	(502)

Net increase (decrease) in cash and cash equivalents	(340)	61
Cash and cash equivalents at beginning of period	971	537

Cash and cash equivalents at end of period	$631	$598